Exhibit 4.37
EXECUTION VERSION
SHARE PURCHASE AGREEMENT
BODHI INVESTMENTS LLC
- and -
GIGAMEDIA ASIA PACIFIC LIMITED
- and -
GIGAMEDIA LIMITED
APRIL 30, 2010

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is entered into and made by and between the following parties:
BODHI INVESTMENTS LLC, a limited liability company incorporated in the Republic of Mauritius and having its registered office at International Financial Services Limited, IFS Court, TwentyEight, Cybercity, Ebene, Mauritius (the “Selling Shareholder”);
GIGAMEDIA ASIA PACIFIC LIMITED, (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and
GIGAMEDIA LIMITED, a company incorporated in Singapore and listed on NASDAQ Stock Market LLC (with Company Registration Number 199905474H) and has its registered office at 8TH Floor, 207 Tiding Boulevard, Section 2, Taipei 114, Taiwan, R.O.C. (“GIGAMEDIA”).
WHEREAS,
(i) Infocomm Asia Holdings Pte. Ltd. (Company Registration Number 200414772H) (the “Company”) is a private company limited by shares incorporated in Singapore with its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120,
(ii) The Selling Shareholder owns a total of 208,881 Class B Shares,
(iii) The Selling Shareholder wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Selling Shareholder, a total of 208,881 Class B Shares (the “Purchase Shares”) pursuant to Regulation S under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (“Securities Act”), subject to the terms and conditions set forth herein, and
(iv) GIGAMEDIA is the parent company of the Purchaser.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
“Articles” means the Memorandum and Articles of Association of the Company as may be further amended from time to time.
“Class B Shares” means the Class B Shares of the Company, par value US$20.00 per share.
“Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such share, property or asset.
“Record Date” means in relation to any dividend, right, allotment or other distributions, the date as at the close of business, on which shareholders of the Company must be registered in order to participate in such dividend, right, allotment or other distributions.
“Shareholders’ Agreement” means the shareholders’ agreement dated of February 2, 2007 entered into among, inter alia, the Purchaser, the Selling Shareholder and the Company to regulate the affairs of the Company and the relationship of the shareholders of the Company.
“US$” shall mean the lawful currency of the United States of America.
SECTION 2 AGREEMENT TO PURCHASE AND SALE
2.1 Agreement to Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase the Purchase Shares from Selling Shareholder for an amount as set out in Section 2.2 below. The issuance and delivery of the Purchase Shares shall convey good title to the Purchase Shares, free and clear of any and all Liens and with all rights, attached or accruing to them on and from the Closing;

2.2 Purchase Price. The total purchase price to be paid to the Selling Shareholder for the Purchase Shares (“Purchase Price”) shall be US$2,668,430.
2.3 Payment of the Purchase Price.
(i) The Purchase Price shall be paid by the Purchaser at the Closing in 866,373 GIGAMEDIA shares (“GigaMedia Exchange Shares”) as payment of the Purchase Payment under this Agreement (“Purchase Payment”). The GigaMedia Exchange Shares shall be issued to the Selling Shareholder by GIGAMEDIA in exchange for the Purchase Shares. The calculation price per such GIGAMEDIA share is US$3.08 (“Calculation Price”). The issuance and delivery of the GigaMedia Exchange Shares shall convey good title to the GigaMedia Exchange Shares, free and clear of any and all Liens and with all rights, attached or accruing to them on and from the Closing.
(ii) The Selling Shareholder agrees that in the event that the GigaMedia Exchange Shares cannot be issued within thirty (30) days of the date of this Agreement, the Purchase Price shall be paid by the Purchaser at the Closing in cash via wire transfer of immediately available funds into the bank account designated by the Selling Shareholder in cash upon receipt of Closing Deliverables.
SECTION 3 CLOSING; DELIVERY
3.1 Closing. The transfer of the Purchase Shares (the “Closing”) shall take place at the offices of the Company, 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120, on July 1, 2010 (the “Closing Date”), or at such other place and time as the parties hereto may mutually agree. The Closing shall be no later than thirty (30) days from the execution date of this Agreement. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Selling Shareholder in respect of any and all Purchase Shares if any) shall be transferred from the Selling Shareholder to the Purchaser.
3.2 Delivery at the Closing. (A) At the Closing, the Selling Shareholder shall deliver the following items to the Purchaser:
(i) The total Purchase Shares, together with duly issued share certificate(s) of the total Purchase Shares.
(ii) A compliance certificate, dated as of the Closing signed by duly authorized representative of the Selling Shareholder certifying that all the representations and warranties set forth in Section 4 are true, correct and complete, and all the conditions set forth in Section 6 have been fulfilled; and;
(iii) All such other documents as may be reasonably required by the Purchaser so as to give effect to the provisions of this Agreement and the transactions hereby contemplated.
(B) At the Closing, the Purchaser shall deliver the following items to the Selling Shareholder:
(i) The total GigaMedia Exchange Shares, together with duly issued share certificate(s) of the total GigaMedia Exchange Shares.
(C) At the Closing, the Purchaser shall pay the Purchase Payment to the Selling Shareholder against receipt of the deliverable under Section 3.2(A)(i), (ii) and (iii) hereof. On the date of receipt of the Purchase Payment and the deliverable under Section 3.2(B)(i), the Selling Shareholder shall issue a written receipt acknowledging such receipt to the Purchaser.
SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER
The Selling Shareholder hereby represents and warrants to the Purchaser that the statements in this Section 4 are all true, correct and complete as of the date hereof, as of the Closing Date:
4.1 Valid Issuance of Purchase Shares. The Purchase Shares have been duly authorized and validly issued and are fully paid and non-assessable, and free and clear of any and all outstanding liens, security interests, adverse claims, charges or encumbrances (collectively “Liens”). The Selling Shareholder is the true and lawful owner of the Purchase Shares with and the full and valid title to any and all Purchase Shares.
4.2 Due Authorization. All corporate actions by the Selling Shareholder and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all obligations of the Selling Shareholder under this Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Selling Shareholder, are valid and legally binding obligations of the Selling Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
4.3 No Conflicts. The execution and delivery of this Agreement and any and all Ancillary Agreements by the Selling Shareholder and the performance of their respective obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of the Selling Shareholder, (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other agreements or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder or its respective properties or assets are bound, or (iii) the creation or imposition of any Liens against the Company.
4.4 Disclosure. The Selling Shareholder has provided the Purchaser with all information needed for the Purchaser to decide whether to purchase the Purchase Shares. There has been no omission of any material facts or misrepresentation of any statement herein.
4.5 Governmental Consents. All consent, approval or authorization of, or registration or filling with, any governmental agency or authority required for the execution and delivery by the Selling Shareholder of this Agreement and the Ancillary Agreements have been obtained prior to the Closing.
4.6 Securities Law Compliance. The Selling Shareholder represents and agrees that the GigaMedia Exchange Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.  Neither the Selling Shareholder, its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the GigaMedia Exchange Shares. Neither the Selling Shareholder, nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer and sale of the GigaMedia Exchange Shares in the United States. The Selling Shareholder is not in the United States and is not a U.S. person (within the meaning of Regulation S under the Securities Act), is not an affiliate of the Company or a person acting on behalf of such an affiliate and is purchasing such GigaMedia Exchange Shares, or the beneficial interest therein, in a transaction made in accordance with Rule 903 or Rule 904 of Regulations S.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND GIGAMEDIA
The Purchaser and GIGAMEDIA hereby represent and warrant to the Selling Shareholder that the statements in this Section 5 are all true, correct and complete as of the date hereof and as of the Closing Date:
5.1 Authorization. All corporate actions by the Purchaser and GIGAMEDIA and, as applicable, their officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all of its obligations under this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser and GIGAMEDIA, constitute valid and legally binding obligations of the Purchaser and GIGAMEDIA, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
5.2 No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement by the Purchaser and GIGAMEDIA and the performance of its obligations hereunder will not result in (i) any conflict with the certificate of incorporation, by-laws or other constitutive documents of the Purchaser and GIGAMEDIA, or (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization.
5.3 Securities Law Compliance. Neither GIGAMEDIA or the Purchaser, nor any of their affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act (“Regulation D”)), nor any person acting on its or their behalf (i) has made or will make offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the GigaMedia Exchange Shares under the Securities Act; or (ii) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of GigaMedia Exchange Shares in the United States. Neither GIGAMEDIA or the Purchaser, nor any of their affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has engaged, or will engage, in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the GigaMedia Exchange Shares. GIGAMEDIA is a “foreign issuer” (as defined in Regulation S under the Securities Act) that reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S under the Securities Act) in the GigaMedia Exchange Shares or any securities of the same class as the GigaMedia Exchange Shares.

SECTION 6 CONDITIONS TO CLOSING BY PURCHASER
The obligations of the Purchaser to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by the Selling Shareholder, any one or more of which may be waived by the Purchaser in writing:
6.1 Representations and Warranties True and Correct. Any and all the representations and warranties made by the Selling Shareholder in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date.
6.2 Performance of Obligations. The Selling Shareholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
6.3 Selling Shareholder’s Deliverables. The Selling Shareholder shall have delivered to the Purchaser the deliverables specified in Section 3.2 prior to or on the Closing Date.
6.4 Provision of Information and Materials. The Selling Shareholder shall have provided, in the timely manner, all necessary documents, information and statements to GIGAMEDIA for issuance of the GIGAMEDIA shares to the Selling Shareholder.
6.5 Consents and Approvals. The Selling Shareholder shall have obtained all necessary external and internal consents and approvals for the transfer of the Purchase Shares contemplated by this Agreement, including but not limited to (i) the approval of its board of directors, and (ii) all other relevant shareholders’, regulatory and governmental approvals, where necessary.
6.6 Waiver. The Selling Shareholder shall have obtained waivers from all other shareholders of the Company of any pre-emption rights and tag along rights they may possess under the Shareholders’ Agreement and the Articles of the Company in relation to the share transfer contemplated by this Agreement.
6.7 Voting Rights. The Selling Shareholder hereby undertakes to the Purchaser, during the period between the execution date of this Agreement and the Closing Date, to exercise or direct the exercise of the voting and other rights attached to any and all Purchase Shares in the same manner as the Purchaser exercises its equivalents rights in respect of its existing shareholding in the Company, whether pursuant to a right of the shareholder of the Company under the Shareholders’ Agreement or under the Articles. The Selling Shareholder shall procure that the director appointed by it on the board of directors of the Company exercises his/her rights in the same manner as the director appointee of the Purchaser on the board of the Company in respect of the exercise of the rights described above.
SECTION 7 GREEN SHOE OPTION
7.1 Green Shoe Option. Subject to the terms and conditions of this Agreement, GIGAMEDIA shall grant to the Selling Shareholder an option to subscribe for such number of GIGAMEDIA shares as determined by the Selling Shareholder up to the number of 630,805 GIGAMEDIA shares (the “Green Shoe Shares”) for an amount as set out in Section 7.3 below. The issuance and delivery of the Green Shoe Shares shall convey good title to the Green Shoe Shares, free and clear of any and all Liens and with all rights, attached or accruing to them on and from the Closing. If an Enlarged Green Shoe Option (as defined below) has been exercised in accordance with Section 7.6, the Green Shoe Option shall be deemed to have expired and may no longer be exercised.
7.2 Exercise Period. On the terms and subject to the conditions of this Agreement, the Selling Shareholder may exercise the Green Shoe Option at any time during the period of forty five (45) days commencing from the date of the Closing (the “Exercise Period”).
7.3 Green Shoe Consideration. Following the exercise of the Green Shoe Option, GIGAMEDIA shall allot and issue the Green Shoe Shares, and the Selling Shareholder shall subscribe and pay for the Green Shoe Consideration. The consideration for the Green Shoe Shares shall be equal to the Calculation Price per GIGAMEDIA share multiplied by the number of Green Shoe Shares (the “Green Shoe Consideration”).
7.4 Option Notice. The Green Shoe Option may be exercised by the Subscriber by serving a notice in writing on the Company, stating (i) its intention to exercise the Green Shoe Option; and (ii) the proposed date of completion of the issuance of the Green Shoe Shares, at any time during the Exercise Period (the “Option Notice”). The Option Notice shall, once issued, be irrevocable.
7.5 Issuance of Green Shoe Shares. Subject to the payment by the Selling Shareholder of the Green Shoe Consideration in accordance with Clause 7.3, the Green Shoe Shares shall be allotted and issued by the Company to the Selling Shareholder free from all claims, charges, liens and other Encumbrances whatsoever, except that they will not rank for any dividend, right, allotment or other distributions, the Record Date for which falls before the issue of such shares.
7.6 Enlarged Green Shoe Option. In the event the Purchase Price shall be paid by the Purchaser at the Closing in cash in accordance with Section 2.3(ii), GIGAMEDIA shall grant to the Selling Shareholder an option to subscribe for such number of shares as determined by the Selling Shareholder up to a number equivalent to the GigaMedia Exchange Shares plus the Green Shoe Shares (collectively as “Enlarged Green Shoe Shares”). The consideration for the Enlarged Green Shoe Shares shall be equal to the Calculation Price per GIGAMEDIA share multiplied by the number of the Enlarged Green Shoe Shares. On the terms and subject to the conditions of this Agreement, the Selling Shareholder may exercise the Enlarged Green Shoe Option at any time during the period of forty five (45) days commencing from the date of the Closing. Section 7.4 and Section 7.5 shall apply to the Enlarged Green Shoe Shares.
SECTION 8 CONFIDENTIALITY
8.1 Confidential Information. For purpose of this Section 8, the term “Confidential Information” shall mean the execution, delivery and performance of this Agreement and any and all information delivered by a party hereto to any of the other party hereto in connection with the transactions contemplated hereby.
8.2 Non-Disclosure.
(i) Without the prior written consent of the disclosing party, any party receiving the Confidential Information (a) may not use or disclose to any person any Confidential Information; and (b) shall make every effort to prevent the use or disclosure of Confidential Information. The said provisions do not apply to (a) disclosure of Confidential Information to a director or employee of the receiving party whose function requires him to have the Confidential Information, (b) disclosure of Confidential Information to a professional adviser for the purpose of advising the Purchaser, or the Selling Shareholder, (c) Confidential Information which has become public knowledge other than, directly or indirectly, through the receiving party’s breach of this Section 8.2, or (d) disclosure of Confidential Information required by law or regulation or any competent authorities, or NASDAQ listing contract, (and then if and to the extent practicable only after consulting and taking into account the reasonable requirements of the Purchaser, or the Selling Shareholder, where applicable); provided, however, that in the above situations (a) and (b) the persons receiving the Confidential Information have undertaken the confidentiality obligations herein.

(ii) Without the prior written consents of the Purchaser and the Company, the Selling Shareholder may not disclose to any third party any confidential information about the Company that it has received.
(iii) Notwithstanding the foregoing, GIGAMEDIA shall be entitled to disclose the Confidential Information as may be required in order to register GIGAMEDIA shares.
SECTION 9 MISCELLANEOUS
9.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.
9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region without giving effect to the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction.
9.3 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall be settled through consultations among the Parties, and if the parties hereto cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the Hong Kong International Arbitration Center for arbitration in accordance with the UNCITRAL Arbitration Rules then in force.
9.4 Costs and Expenses. The Purchaser shall pay the Selling Shareholder up to US$15,000 incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained.
9.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:
(a)	If to the Selling Shareholder, to:

BODHI INVESTMENTS LLC

Address:	International Financial Services Limited, IFS Court, TwentyEight, Cybercity, Ebene, Mauritius

Facsimile:
Telephone:
Attention:
(b)	If to the Purchaser, to:

GIGAMEDIA ASIA PACIFIC LIMITED

Address:	The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong

Facsimile:	+852-3166-9831
Telephone:	+852-3166-9800
Attention:	General Counsel
(c)	If to the Purchaser, to:

GIGAMEDIA LIMITED

Address:	The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong

Facsimile:	+852-3166-9831
Telephone:	+852-3166-9800
Attention:	General Counsel
or, in each case, at such other address as may be specified in writing to the other parties in accordance with the requirements of this Section 9.5. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery or courier, on the day delivered, or (y) if by facsimile, (A) if during business hours on a Business Day, on the day on which such facsimile was sent, or (B) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.
9.6 Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.
[SIGNATURE PAGE FOLLOWS]

(Signature Page)
IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

BODHI INVESTMENTS LLC
By:
Name:
Title:

GIGAMEDIA ASIA PACIFIC LIMITED
By:
Name:
Title:

GIGAMEDIA LIMITED
By:
Name:
Title: